U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                       SEC File Number 333-41361

                           NOTIFICATION OF LATE FILING

(Check One):

[ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [X] Form 10-Q
[ ] Form N-SAR For Period Ended: December 31, 1999
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         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Items(s) to which notification relates:______________________

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                        PART I - REGISTRANT INFORMATION
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         Full Name of Registrant: 1st ATLANTIC GUARANTY CORPORATION

         Former Name if Applicable:

         Address of Principal Executive Office (Street and Number):
            7920 NORFOLK AVENUE, SUITE 1150, BETHESDA, MD 20814-2595

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                        PART II - RULES 12B-25(B) AND (C)
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         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject Quarterly Report on Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                              PART III - NARRATIVE
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State  below in  reasonable  detail the  reasons  why the Form 10-A could not be filed within the prescribed time period.

     Awaiting finalization of accounting detail

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                          PART IV - OTHER INFORMATION
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     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification:

         JOHN J. LAWBAUGH                                 301 - 656-4200
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            (Name)                                (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [ ] Yes [X] No

     FORM 10-K PURSUANT TO SECTIONS 13 AND 15(D) UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        1st ATLANTIC GUARANTY CORPORATION
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: Feb 14, 2000                                   By: /s/JOHN J. LAWBAUGH
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                                                         John J. Lawbaugh
                                                         President and Treasurer